Certain exhibits or schedules to this exhibit have been omitted in compliance with Regulation S-K Item 601(a)(5).

[***] Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(a)(6).

Exhibit 10.1

ENLIVEN THERAPEUTICS, INC.

Richard Fair

[***]

Dear Richard:

I am pleased to offer you the position of Chief Executive Officer and President with Enliven Therapeutics, Inc. (the “Company” or “we”). The purpose of this letter agreement (the “Agreement”) is to confirm the terms and conditions of your employment with the Company. If you decide to accept our offer, your employment will commence on December 11, 2025 (the “Effective Date”).

1. Position. On the Effective Date, you will commence employment as President and Chief Executive Officer of the Company. You will also become a member of the Company’s Board of Directors (the “Board”) on the Effective Date and you will remain on the Board so long as you are employed as the Company’s Chief Executive Officer.

2. Compensation and Benefits.

(a) Base Salary. Your rate of annual base salary as of the Effective Date will be $660,000 per year, less applicable withholdings, which will be paid in accordance with the Company’s normal payroll procedures. The Board will review your base salary annually to consider adjustments based on the Company’s performance, your performance, market conditions and cost of living adjustments.

(b) Annual Bonus Opportunity. Your annual target bonus opportunity following the Effective Date will be fifty-five percent (55%) of your annual base salary (the “Target Bonus”). The Target Bonus shall be subject to review and may be adjusted based upon the Company’s normal performance review practices. Your actual bonuses shall be based upon achievement of performance objectives to be determined by the Board in consultation with you and approved in writing by the Board. Bonuses will be paid as soon as practicable after the Board determines that the performance objectives related to such bonuses have been achieved, provided that you must remain an employee of the Company through the date a bonus is paid in order to earn such bonus.

(c) Employee Benefits. As a full-time employee, you will be eligible to participate in the Company’s standard benefit plans as in effect from time to time, on the same basis as those benefit plans are generally made available to other similarly situated executives of the Company. Such benefit plans are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefits plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or there are no such governing documents, in the Company’s policies.

(d) Equity Awards.

i. If you decide to join the Company, the Company shall recommend that the Board grant to you an option to purchase 875,000 shares of the Company’s Common Stock (the “Option”), which the Board shall determine as soon as reasonably practicable after the Effective Date. The Option will be issued pursuant to the terms and conditions of the Enliven Therapeutics, Inc. Amended and Restated 2020 Equity Incentive Plan (the “Plan”) and an option agreement thereunder to be entered into between you and the Company. Subject to the terms of the Plan and the applicable option agreement, your Option will vest over four (4) years, with 25% of the shares subject to the Option cliff vesting on the one (1) year anniversary of the Effective Date and one forty-eighth (1/48th) of the shares subject to the Option vesting each month thereafter, subject to you continuing to be a Service Provider (as defined in the Plan) through each vesting date.

ii. You will be eligible to receive additional compensatory equity awards such as stock options or restricted stock unit awards from the Company on the terms and conditions determined by the Board in its sole discretion.

(e) Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the applicable policy of the Company, as in effect from time to time. In the event that any expense reimbursements are taxable to you, such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from Section 409A (as defined in Section 6(b) of this Agreement) is specified in the Company’s expense reimbursement policy.

(f) Vacation. You will receive paid time off in accordance with the Company’s policies, as in effect from time to time.

(g) Attorneys’ Fees. Within fifteen (15) days following the execution of this Agreement, the Company shall reimburse you for the attorneys’ fees you incurred in the preparation and negotiation of this Agreement in an amount not to exceed $15,000.00.

3. Severance & Change of Control Benefits. In connection with executing this Agreement, you are also entering into a Change in Control and Severance Agreement between you and the Company (the “Severance Agreement”), which is incorporated herein by reference.

4. Confidentiality Agreement. As an employee of the Company, you will have access to certain confidential information of the Company. In connection with executing this Agreement, you are also entering into a Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”). The Confidentiality Agreement is incorporated by reference.

5. Indemnification Agreement. Concurrent with the execution of this Agreement, the Company and you will enter into the Indemnification Agreement attached hereto as Exhibit A.

6. Obligations. This is a full-time position. While you render services to the Company you will not engage in any other employment, consulting or other business activity (whether full time or part-time) without the prior approval of the Board; provided, however, that (i) you may serve as an advisor, board member or volunteer for non-profit or civic organizations, provided that such service does not materially interfere with your duties and responsibilities to the Company (as determined by the Board in its reasonable discretion); and (ii) you may serve as an advisor or member of the board of directors of a for-profit corporation that does not compete with the business of the Company at any time following the one-year anniversary of the Effective Date with the prior written consent of the Board (which shall not be unreasonably withheld). By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

7. At-Will Employment. You acknowledge and agree that your employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. You understand and agree that neither your job performance nor commendations, bonuses, or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your at-will employment with the Company. You further acknowledge and agree that the Company, may modify job titles, salaries and benefits from time to time as it deems necessary. However, as described in this Agreement, you may be eligible to receive severance benefits under the Severance Agreement depending on the circumstances of the termination of your employment with the Company.

8. Board Membership. You acknowledge and agree that if you cease to be the Chief Executive Officer of the Company for any reason, unless otherwise determined by the Board, you will immediately and automatically cease to be a member of the Board and any committee of the Board. You agree that this Agreement is evidence of your irrevocable advance resignation as a director of the Company and all committees of the Board in the event that you cease to be the Chief Executive Officer of the Company, unless otherwise determined by the Board.

9. Tax Matters.

(a) Withholding. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law, and you will be solely responsible for any and all taxes arising in connection with this Agreement and compensation paid or payable to you, including but not limited to any taxes, penalties and interest, if any, arising under Section 409A.

(b) Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted to so be exempt or comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.

10. Conditions. As a condition of your employment, you are required to (i) abide in all material respects with the Company’s internal written policies that have been provided to you; (ii) complete a pre-employment background check and education verification, with results satisfactory to the Company; and (iii) sign and comply in all material respects with the Confidentiality Agreement.

11. Entire Agreement, Amendment and Enforcement. This Agreement, together with the Severance Agreement and the Confidentiality Agreement, supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the principles of conflict of laws thereof.

12. Miscellaneous.

(a) Dispute Resolution. You agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company, will be subject to dispute resolution provisions in accordance with the provisions of the Confidentiality Agreement.

(b) Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(e) Acknowledgment. You acknowledge that you have had the opportunity to discuss this Agreement with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

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[Signature Page Follows]

We are extremely excited that you are joining Enliven Therapeutics!

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Very truly yours,

ENLIVEN THERAPEUTICS, INC.

By:	/s/ Jake Bauer
Jake Bauer, Director, on behalf of Enliven Therapeutics, Inc.

I have read and accept this Agreement:

/s/ Richard Fair
Richard Fair

Dated: December 9, 2025

Enclosures

Confidential Information and Invention Assignment Agreement